Exhibit 10.1

SECOND LEASE EXTENSION AND MODIFICATION AGREEMENT

LANDLORD:         Alexander Road at Davanne, LLC and Alexander 400, LLC

TENANT:         UroGen Pharma, Inc.

DEMISED         20,913 square feet on the 4th Floor

PREMISES:         400 Alexander Road, West Windsor, NJ

DATE:         August 8th, 2025

WHEREAS, Landlord and Tenant, entered into a Lease Agreement dated as of October 31, 2019 and a Lease Extension and Modification Agreement dated June 8, 2022 (collectively the “Lease”) that is set to expire on January 31, 2026, and Tenant is in possession of the Demised Premises described above; and

WHEREAS, Tenant and Landlord would like to extend the Lease pursuant to the terms below; and

NOW, THEREFORE, for and in consideration of the terms, covenants, conditions and representations hereinafter set forth, and upon the mutual exchange of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

To the extent not modified herein, all terms and conditions of the Lease shall remain in full force and effect and shall continue to govern this tenancy. Terms not otherwise defined herein shall have the same meaning as set forth in the Lease.

2.

The Lease is scheduled to expire on January 31, 2026. Landlord and Tenant hereby agree that the Lease Term shall be extended for a period of five (5) years and three (3) months commencing February 1, 2026 and ending on April 30, 2031.

3.	The Base Rent for the Lease Term shall be as follows:

Lease Term	Annual Base Rent	Monthly Base Rent
2/1/2026 - 4/30/2026	$0	$ 0 per month
5/1/2026 - 4/30/2027	$575,107.50 per annum	$47,925.63 per month
($27.50/psf )
5/1/2027 – 4/30/2028	$585,564.00 per annum	$48,797.00 per month
($28.00/psf)
5/1/2028 – 4/30/2029	$596,020.50 per annum	$49,668.38 per month
($28.50/psf)
5/1/2029 – 4/30/2030	$606,477.00 per annum	$50,539.75 per month
($29.00/psf)
5/1/2030 – 4/30/2031	$616,933.50 per annum (29.50/psf)	$51,411.13 per month

4.

Beginning January 1, 2026, Article 5(b) of the Lease Agreement shall be amended so that Base Taxes shall be defined as the real estate taxes for calendar year 2026 and the Base Year for Operating Expenses shall be defined as calendar year 2026.

5.

Tenant acknowledges that it has recognized Jones Lang LaSalle (“Broker”) as its sole and exclusive broker in connection with the negotiation of this Second Lease Extension and Modification Agreement. Landlord agrees it shall pay Broker a fee calculated on the Base Rent shown in Section 3 above pursuant to a separate agreement between Landlord and Broker.

6.

Landlord hereby grants to Tenant the option (the “Renewal Option”) to renew the Term of the Lease for one (1) additional period of five (5) years (“Renewal Period”) to commence on May 1, 2031 and end on April 30, 2036. The Renewal Option shall be on the same terms and conditions as set forth in Section 43 of the Lease, except the Base Rent shall be set at 95% of Fair Market Value, but not less than the prior Year Base Rent. Thereafter, the Base Rent shall increase three (3%) percent annually. Tenant does not have any other renewal options beyond this Renewal Option.

7.	Flood Zone Disclosure: Representations and warranties regarding flood zones and flood risks made pursuant to N.J.S.A.46:8-50.

Landlord hereby represents and warrants to Tenant, solely based upon Landlord’s reliance on the information provided by the New Jersey Flood Zone Notification Tool         (available         at: https://experience.arcgis.com/experience/d5d503eb2d3248218632570097e4efa8

), and without further inquiry or investigation by Landlord, that part of the Property is located in the (i) Special Flood Hazard Area (“100-year/1% Annual Chance Flood Plain”).

Landlord hereby represents and warrants to Tenant, based upon Landlord’s current actual knowledge, and without further inquiry or investigation by Landlord, that except as provided below, portions of the Demised Premises or the Property, including the parking areas, have experienced flood damage, water seepage, or pooled water due to a natural flood event.

Tenant hereby represents and warrants to Landlord that Landlord provided Tenant with sufficient information for Tenant to complete its own review of the New Jersey Flood Zone Notification Tool with respect to the Property and the Special and Moderate Flood Hazard Areas and that Landlord made all disclosures to Tenant required by N.J.S.A.46:8-50.

Tenant hereby further represents and warrants to Landlord that in light of Landlord’s disclosures pursuant to N.J.S.A.46:8-50, Tenant expressly and entirely (except in the event of actual fraud by Landlord) waives any and all remedies available to Tenant under N.J.S.A.46:8-50, including but not limited to, (i) Tenant’s right to terminate this Lease upon discovery that the Property is located in either a Special or Moderate Flood Hazard Area and (ii) Tenant’s right to seek damages from Landlord in connection with a natural flooding event affecting the Premises, the Property or Tenant’s Property.

8.	Landlord and Tenant agree and acknowledge that:

(a)	This Second Lease Extension and Modification Agreement has been freely negotiated by Landlord and Tenant; and
(b)

In the event of any ambiguity, controversy, dispute or disagreement over the interpretation, validity or enforceability of this Second Lease Extension and Modification Agreement or any of its covenants, terms or conditions, no inference, presumption or conclusion whatsoever shall be drawn against Landlord by virtue of Landlord's having drafted it.

(c)	In the event of any inconsistency between this Second Lease Extension and Modification Agreement and the Lease, this Second Lease Extension and Modification Agreement shall govern.

(d)	This Second Lease Extension and Modification Agreement shall not be binding on either party until it has been executed and delivered by both the Landlord and Tenant.

IN WITNESS WHEREOF, the parties hereto are executing this Second Lease Extension and Modification Agreement as of the date first written above.

LANDLORD:                                                                                          LANDLORD:

Alexander Road at Davanne, LLC                                                           Alexander 400, LLC

By:                                                                                                            By:

Name: Jeff Mandelbaum                                                                          Name: Jeff Mandelbaum

                                          TENANT:

                 UroGen Pharma, Inc.

By:

Name: Chris Degnan